EXHIBIT 15.0


To the Board of Directors and Stockholders of Public Service Company of New Mexico:

We are aware that Public Service Company of New Mexico has incorporated by reference in this registration statement its Form 10-Q for the quarter ended March 31, 2001, which includes our report dated May 9, 2001, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of this registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.



                                  ARTHUR ANDERSEN LLP

Albuquerque, New Mexico
May 24, 2001